Exhibit 99.3
Auditors’ report
AUDITORS’ REPORT TO THE BOARD OF DIRECTORS

We have audited the consolidated balance sheets of Speedware Corporation Inc. as at September 30, 2004, 2003 and 2002 and the consolidated statements of earnings, deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 2004, 2003 and 2002 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.
/s/  KPMG LLP
Chartered Accountants
Montreal, Canada
November 23, 2004
(except as to note 20,
which is as of February 1, 2005)

Consolidated financial statements
Consolidated balance sheets

September 30,	2004	2003	2002

Assets
Current assets:
Cash	$9,624,610	$11,963,967	$10,643,384
Marketable securities	—	485,391	—
Accounts receivable	11,687,998	3,622,791	1,803,582
Research tax credits receivable	201,000	201,000	300,000
Inventories	489,955	290,127	—
Prepaid expenses, deposits and supplies	2,137,907	1,456,381	186,759

	24,141,470	18,019,657	12,933,725
Long-term prepaid expenses	101,183	299,742	—
Non-refundable research tax credits	2,000,000	2,000,000	—
Future tax assets (note 13)	945,987	745,304	—
Property and equipment (note 3)	2,075,950	2,061,610	1,002,174
Intangible assets (note 4)	8,658,253	4,745,936	—
Goodwill (notes 2 and 5)	20,290,986	12,402,860	—

	$58,213,829	$40,275,109	$13,935,899

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$11,266,649	$6,203,150	$2,984,320
Balance of sale on business acquisitions (note 2)	1,597,403	—	—
Income taxes payable	1,489,950	—	—
Deferred revenue (note 7)	8,353,079	3,757,206	3,328,822
Current portion of obligations under capital leases (note 8)	162,130	122,769	121,839

	22,869,211	10,083,125	6,434,981
Long-term accrued liabilities (note 12)	—	166,488	658,338
Long-term deferred revenue (note 7)	130,492	405,098	130,611
Obligations under capital leases (note 8)	215,525	86,222	115,296
Shareholders’ equity:
Share capital (note 9)	45,527,768	44,437,733	27,894,173
Deficit	(9,828,054)	(14,903,557)	(21,297,500)
Cumulative translation adjustment	(701,113)	—	—

	34,998,601	29,534,176	6,596,673

Commitments (note 10)	$58,213,829	$40,275,109	$13,935,899

See accompanying notes to consolidated financial statements.
On behalf of the Board:

Reid Drury,	Richard Vaughan,
Chairman of the Board	Director

Consolidated statements of earnings

Years ended September 30,	2004	2003	2002

Revenues:
Revenue from services	$31,770,774	$20,151,671	$9,616,088
Revenue from software	9,052,105	4,481,750	4,812,458
Other revenue	3,541,312	1,016,595	—

	44,364,191	25,650,016	14,428,546
Operating expenses (income):
Cost of revenue from services	9,164,815	5,120,551	2,186,142
Cost of revenue from software	2,093,752	657,394	385,099
Selling, general and administrative	16,213,736	9,977,176	5,397,024
Foreign exchange	412,499	635,731	(116,710)
Research and development	7,693,769	4,702,451	3,010,925
Research tax credits earned (note 11)	(665,000)	(3,303,609)	(846,658)
Special charges (note 12)	—	—	653,094

	34,913,571	17,789,694	10,668,916

Earnings before amortization and financial and other	9,450,620	7,860,322	3,759,630

Amortization of property and equipment (note 17(a))	1,162,764	708,989	303,728
Amortization of intangible assets (note 17(a))	930,323	354,196	—
Financial and other (note 17(b))	(61,195)	(414,924)	81,328

Earnings before income taxes	7,418,728	7,212,061	3,374,574

Income taxes (note 13)
Current	2,028,347	822,000	—
Future	314,878	(3,882)	—

	2,343,225	818,118	—

Net earnings	$5,075,503	$6,393,943	$3,374,574

Earnings per share (note 14):
Basic	$0.17	$0.27	$0.27
Diluted	$0.15	$0.26	$0.26

See accompanying notes to consolidated financial statements.

Consolidated statements of deficit

Years ended September 30,	2004	2003	2002

Deficit, beginning of year	$(14,903,557)	$(21,297,500)	$(24,672,074)
Net earnings	5,075,503	6,393,943	3,374,574

Deficit, end of year	$(9,828,054)	$(14,903,557)	$(21,297,500)

See accompanying notes to consolidated financial statements.

Consolidated statements of cash flows

Years ended September 30,	2004	2003	2002

Cash flows from operating activities:
Net earnings	$5,075,503	$6,393,943	$3,374,574
Adjustment for items not involving cash:
Amortization of property and equipment	1,162,764	708,989	303,728
Amortization of intangible assets	930,323	354,196	—
Future income taxes	314,878	(3,882)	—
Non-refundable research tax credits	—	(2,000,000)	—
(Gain) loss on disposal of property and equipment	—	(1,587)	5,486
Gain on sale of marketable securities	(140,747)	(457,526)	—
Write-off of property and equipment	38,575	382,869	114,988
Change in operating assets and liabilities (note 17(c))	2,658,249	(2,476,677)	50,747

	10,039,545	2,900,325	3,849,523
Cash flows from financing activities:
Proceeds from issuance of common shares	1,090,035	17,558,825	5,049,156
Costs related to issuance of common shares	—	(1,015,265)	(119,206)
Net repayment of short-term borrowing	—	(140,437)	—
Repayment of obligations under capital leases	(141,684)	(156,639)	(203,306)

	948,351	16,246,484	4,726,644
Cash flows from investing activities:
Business acquisitions, net of cash acquired	(13,231,178)	(17,321,852)	—
Purchase of marketable securities	—	(1,612,829)	—
Purchase of property and equipment	(535,947)	(153,225)	(216,746)
Acquired software and license	(349,844)	(209,684)	—
Proceeds from sale of marketable securities	626,138	1,584,963	—
Proceeds from the sale of subsidiary	—	—	43,800
Proceeds from disposal of property and equipment	—	3,000	31,320

	(13,490,831)	(17,709,627)	(141,626)
Effect of foreign exchange rate changes on cash	163,578	(116,599)	(120,203)
(Decrease) increase in cash	(2,339,357)	1,320,583	8,314,338
Cash, beginning of year	11,963,967	10,643,384	2,329,046
Cash, end of year	$9,624,610	$11,963,967	$10,643,384

Supplemental cash flow information
Interest and income taxes paid:
Interest paid	$33,746	$28,252	$38,294
Income taxes paid	44,824	—	—
Non-cash items:
Purchase of equipment financed by capital leases	82,236	128,496	150,398
Balance of sale on business acquisitions	1,597,403	—	—

See accompanying notes to consolidated financial statements.

Notes to consolidated financial statements
years ended September 30, 2004, 2003 and 2002
Speedware Corporation Inc. (the “Company”), incorporated under the Canada Business Corporations Act, is a vendor of business intelligence products, client/server and Web-based technology for rapid application development. With the Company’s acquisition of Enterprise Computer Systems Inc. (ECS) and Prelude Systems Inc. (PSI), the Company’s offerings now include complete enterprise resource planning (ERP) solutions for the building materials and distribution markets.
1. Significant accounting policies:
These consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in Canada. All information is presented in Canadian dollars.
(a) Principles of consolidation:
The consolidated financial statements of the Company include the accounts of Speedware Corporation Inc. and its subsidiaries.
All inter-company balances and transactions have been eliminated on consolidation.
(b) Foreign exchange:
Monetary assets and liabilities denominated in foreign currencies have been translated into Canadian dollars at exchange rates in effect at the balance sheet dates. Non-monetary assets and liabilities have been translated at the rate of exchange in effect at the time the related transactions occurred. Revenue and expense items have been translated into Canadian dollars using average exchange rates for the year. Gains and losses on foreign exchange are recorded in the consolidated statements of earnings.
Foreign subsidiaries that are considered to be integrated foreign operations have been translated using the temporal method as described above with translation gains and losses included in the consolidated statements of earnings. Foreign subsidiaries that are considered to be self-sustaining operations have been translated using the current rate method. Under this method, all assets and liabilities of the subsidiary are translated into Canadian dollars at the exchange rate in effect at the balance sheet date. Revenue and expense items are translated into Canadian dollars at the average exchange rates for the periods during which the transactions occur. Foreign exchange gains and losses arising from the translation of the financial statements are included in cumulative translation adjustment, a separate component of shareholders’ equity.
(c) Cash equivalents:
Cash equivalents include highly liquid short-term investments that are readily convertible into known amounts of cash and generally have maturities within three months from their date of purchase. As at September 30, 2004, 2003 and 2002, the Company had no cash equivalents.

(d) Marketable securities:
Marketable securities are recorded at the lower of cost and market value.
(e) Inventories:
Inventories consist of computer and related equipment and forms and are stated at the lower of cost and net realizable value. Cost is determined by the first-in, first-out and specific identification methods.
(f) Research and development:
The Company expenses software development costs as incurred unless they meet the criteria for deferral and amortization under generally accepted accounting principles. Software development costs incurred prior to the establishment of technological feasibility do not meet these criteria, and are expensed as incurred.
For costs that are capitalized, the amortization is the greater of the amount calculated using either (i) the ratio that the appropriate product’s current gross revenues bear to the total of current and anticipated future gross revenues for that product or (ii) amortization over a four year period on a straight-line basis.
Research costs are expensed as incurred.
(g) Property and equipment:
Property and equipment are recorded at cost, net of investment tax credits. Assets under capital lease are stated at the present value of minimum lease payments. Amortization is provided using the following methods and annual rates:

Asset	Method	Rate

Computer software and equipment	Straight-line	3 years
Office equipment and fixtures	Declining balance	20%
Leasehold improvements	Straight-line	Term of the leases

(h) Goodwill and other intangible assets:
Goodwill is the residual amount that results when the purchase price of an acquired business exceeds the fair value of the net identifiable assets acquired. Goodwill is not amortized, but is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset may be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit is compared with its fair value. The fair value is the estimated value at which the asset could be bought or sold in a transaction between willing parties. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of the test is not required. The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case the implied fair value of the reporting unit’s goodwill is compared with its carrying amount to measure the impairment loss, if any. When the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of goodwill, an impairment loss is recognized in an amount equal to the excess and is presented as a separate line item on the consolidated statement of earnings.

Intangible assets acquired in business combinations and intangible assets acquired individually or with a group of other assets, which have indefinite lives, are not amortized and are also tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset may be impaired. The impairment test compares the carrying amount of the intangible asset with its fair value, and an impairment loss is recognized on the consolidated statement of earnings for the excess, if any.
Intangible assets with definite lives are being amortized over their estimated useful lives on a straight-line basis over the following periods:

Customer contracts and customer relationships	48-84 months
Acquired technology	60 months
Acquired software	43 months
License	48 months

(i) Impairment of long-lived assets:
Effective October 1, 2003, the Company adopted the new recommendations of the Canadian Institute of Chartered Accountants (CICA) with respect to the impairment of long-lived assets. Long-lived assets, which include property and equipment and intangible assets with definite useful lives, are reviewed on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is generally measured by the comparison of the carrying amount of an asset to undiscounted net cash flows expected to be generated by that asset. If it is determined that the carrying amount of an asset may not be recoverable, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is the estimated value at which the asset could be bought or sold in a transaction between willing parties. There was no significant impact on the results of operations from the adoption of these recommendations.
(j) Revenue recognition and deferred revenue:
The Company’s revenues consist primarily of software license fees, hardware sales, professional services and revenues from hardware and software maintenance contracts. Revenue from software licenses is recognized at the point in time when persuasive evidence of an arrangement exists, the price is fixed, final delivery has occurred, and there is reasonable assurance of collection of the sale proceeds. If, after delivery of the software, there remain significant obligations to be fulfilled by the Company, then no revenue is recognized until those obligations are fulfilled or become insignificant. Delivery typically occurs on the date that the software is shipped to the customer. If a software fee is not contractually due until the occurrence of a future event, revenue is recognized when the event occurs and the fee becomes contractually due.
Hardware sales are recognized upon shipment to the customer but are presented on a net basis because the Company typically acts as an agent in these transactions. Net hardware sales are presented as “other revenue” on the consolidated statements of earnings.
Revenue from professional services is recognized as the services are performed. For long-term contracts for professional services, the Company uses the percentage of completion method in measuring revenue based on the degree of completion of the service under the contract.

Revenue from maintenance contracts is recognized into income over the period covered by the contract.
When more than one product or service is provided to a customer under one arrangement, the Company allocates revenue to each element of the arrangement based on the relative fair value of the elements. For arrangements with multiple elements, revenue is allocated to each element of a transaction based upon its fair value as determined in reliance on “vendor specific objective evidence”. Vendor specific objective evidence fair value for all elements of an arrangement is based upon the normal pricing practice for the products and services when sold separately.
Deferred revenue includes that portion of amounts invoiced on maintenance contracts for which services have not yet been rendered, customer deposits and unamortized lease inducements. Deposits billed upon executing a contract or billed incrementally based upon the completion of certain stages are deferred and recognized as revenue when the applicable revenue recognition criteria has been met. Lease inducements are being amortized over the remaining term of the leases as a credit against rent expense.
(k) Government incentives and investment tax credits:
Government assistance is recorded as a reduction of the related expense or the cost of the assets acquired. Government assistance is recorded in the accounts when reasonable assurance exists that the Company has complied with the terms and conditions of the approved grant program or, for tax credits, where there is reasonable assurance that they will be realized.
(l) Income taxes:
The Company applies the asset and liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are determined based on “temporary differences” (differences between the accounting basis and the tax basis of the assets and liabilities), and are measured using the currently enacted, or substantively enacted, tax rates and laws expected to apply when these differences reverse. A valuation allowance is recorded against any future income tax asset if it is more likely than not that the asset will not be realized.
(m) Stock-based compensation plan:
All stock-based payments to non-employees, and employee awards that are direct awards of stock, call for settlement in cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments, granted on or after October 1, 2002, are accounted for using the fair value method. For all other stock-based employee compensation awards, the Company uses the settlement method of accounting as permitted under the standard. Under this method, no compensation expense is recognized when stock options are issued to employees. Any consideration received from the plan participants upon exercise of stock options is credited to share capital.
The Company has disclosed the pro forma effect of accounting for all stock-based awards granted after September 30, 2002 using the fair value-based accounting method in note 14.
Effective October 1, 2004, the Company adopted the new recommendations of the CICA and accounts for stock-based employee compensation awards using the fair value method. Under this method, compensation expense is determined when stock options are granted to employees, and is amortized over the related vesting periods.
(n) Earnings per share:
Basic earnings per share are calculated using the weighted average number of common shares outstanding. Diluted earnings per share are calculated using the treasury stock method. This method is consistent with the basic earnings per share calculation except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of options and warrants, if dilutive. The number of additional shares is calculated by assuming that outstanding options and warrants were exercised and that the proceeds from such exercises are used to repurchase common shares at the average market price during the reporting period.
(o) Guarantees:
In the normal course of business, the Company enters into various agreements that may contain features that meet the definition of a guarantee. A guarantee is defined to be a contract (including an indemnity) that contingently requires the Company to make payments to a third party based on (i) changes in an underlying interest rate, foreign exchange rate, equity or commodity instrument, index or other variable that is related to an asset, a liability or an equity security of the guaranteed party, (ii) failure of another party to perform under an obligating agreement, or (iii) failure of another party to pay its indebtedness when due. A liability is recorded when the Company considers probable that a payment relating to a guarantee has to be made to the other party of the contract or agreement.
(p) Use of estimates:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant areas requiring the use of management estimates include estimating the useful lives of property and equipment and intangible assets, allocating the purchase price of business combinations to the net assets acquired, as well as assessing the recoverability of research tax credits, future tax assets, goodwill and other intangible assets. The reported amounts and note disclosures reflect the most probable set of economic conditions and planned courses of action. Financial results as determined by actual events could differ from those estimates.
2. Business acquisitions:
(a) Enterprise resource planning assets of eXegeSys Systems Inc.:
On August 26, 2004, the Company acquired the enterprise resource planning assets of eXegeSys Systems, Inc. of Salt Lake City, Utah, for a total cash consideration of $2.5 million (US$1.9 million), including acquisition costs, subject to certain post-closing adjustments. This acquisition was accounted for using the purchase method and the results of operations of this business have been consolidated with those of the Company since the date of acquisition.
The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at date of acquisition. The purchase price allocation is based upon management’s best estimate of the relative fair values of the identifiable assets acquired and liabilities assumed. The Company is in the process of finalizing the valuation of the net assets acquired, including the determination of post-closing adjustments and other intangible assets; thus, the allocation of the purchase price is subject to final modifications.

	US$	Cdn$

Fair value of net assets acquired:
Cash	$398,388	$520,973
Accounts receivable	254,076	332,255
Prepaid expenses	11,416	14,928
Property and equipment	5,768	7,543
Customer contracts	507,491	663,645
Acquired technology	1,163,544	1,521,566
Accounts payable and accrued liabilities	(149,041)	(194,901)
Deferred revenue	(290,818)	(380,302)
Fair value of net assets acquired	$1,900,824	$2,485,707
Consideration:
Cash, including acquisition costs of $60,493 (US$46,259)	$1,627,445	$2,128,210
Balance of sale	273,379	357,497

	$1,900,824	$2,485,707

(b) Prelude Systems Inc.:
On July 19, 2004, the Company acquired all of the outstanding shares of PSI, a Dallas, Texas-based provider of enterprise software solutions to the distribution market, for a total consideration of $14.6 million (US$11.0 million). Under the terms of the agreement, the Company will also pay an additional cash consideration of up to $5.1 million (US$4 million) one year after closing if PSI achieves certain revenue and profitability targets. The contingent consideration under the share purchase agreement will be accounted for as additional goodwill when the contingency is resolved. The Company has provided a general and continuing security interest in the acquired PSI shares to the selling shareholders as collateral for its obligation to settle the contingent consideration. This acquisition was accounted for using the purchase method and the results of operations of PSI have been consolidated with those of the Company since the date of acquisition.
The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at date of acquisition. The purchase price allocation is based upon management’s best estimate of the relative fair values of the identifiable assets acquired and liabilities assumed. The Company is in the process of finalizing the valuation of the net assets acquired, including the determination of post-closing adjustments and other intangible assets; thus, the allocation of the purchase price is subject to final modifications.

	US$	Cdn$

Fair value of net assets acquired:
Cash	$1,242,882	$1,645,824
Accounts receivable	3,659,581	4,846,017
Inventories	26,453	35,029
Future income tax assets	389,338	515,562
Prepaid expenses	257,593	341,105
Property and equipment	495,603	656,277
Customer contracts and customer relationships	1,825,966	2,417,944
Accounts payable and accrued liabilities	(2,100,346)	(2,781,278)
Deferred revenue	(1,148,057)	(1,520,257)
Capital lease obligations	(180,476)	(238,986)

	4,468,537	5,917,237
Goodwill	6,545,224	8,667,185
Fair value of net assets	$11,013,761	$14,584,422
Consideration:
Cash, including acquisition costs of $344,590 (US$260,225)	$10,020,968	$13,269,765
Balance of sale	992,793	1,314,657

	$11,013,761	$14,584,422

(c) Enterprise Computer Systems Inc.:
Effective April 17, 2003, the Company acquired 100% of the common shares of ECS, an ERP software solution provider for the building materials market, based in Greenville, South Carolina, for a total cash consideration of $17.3 million (US$11.8 million). This acquisition was accounted for using the purchase method and the results of operations of ECS have been consolidated with those of the Company since the date of acquisition.

Details of the acquisition are as follows:

	US$	Cdn$

Fair value of net assets acquired:
Accounts receivable	$2,042,458	$3,010,583
Inventories	177,712	261,947
Prepaid expenses	1,170,491	1,725,304
Property and equipment	1,270,254	1,872,354
Customer contracts and customer relationships	3,317,807	4,890,448
Future income tax assets	503,000	741,422
Bank indebtedness	(101,085)	(148,999)
Accounts payable and accrued liabilities	(3,621,883)	(5,338,656)
Deferred revenue	(1,421,581)	(2,095,411)

	3,337,173	4,918,992
Goodwill	8,414,423	12,402,860
Fair value of net assets acquired for cash	$11,751,596	$17,321,852

3. Property and equipment:

		Accumulated	Net book
2004	Cost	amortization	value

Computer software and equipment	$5,269,771	$4,092,486	$1,177,285
Office equipment and fixtures	2,215,319	1,706,206	509,113
Leasehold improvements	477,413	329,527	147,886
Investment tax credits	(289,986)	(289,033)	(953)
Computer software and equipment under capital lease	330,675	259,012	71,663
Office equipment and fixtures under capital lease	361,276	190,320	170,956

	$8,364,468	$6,288,518	$2,075,950

		Accumulated	Net book
2003	Cost	amortization	value

Computer software and equipment	$4,945,492	$3,612,778	$1,332,713
Office equipment and fixtures	1,804,843	1,504,778	300,066
Leasehold improvements	424,829	198,978	225,851
Investment tax credits	(289,986)	(287,922)	(2,064)
Computer software and equipment under capital lease	285,666	142,685	142,981
Office equipment and fixtures under capital lease	79,795	17,732	62,063

	$7,250,639	$5,189,029	$2,061,610

		Accumulated	Net book
2002	Cost	amortization	value

Computer software and equipment	$1,247,547	$897,649	$349,898
Office equipment and fixtures	1,052,200	892,271	159,929
Leasehold improvements	214,000	79,744	134,256
Investment tax credits	(289,986)	(286,811)	(3,175)
Computer software and equipment under capital lease	637,312	276,046	361,266

	$2,861,073	$1,858,899	$1,002,174

Amortization includes amortization of equipment under capital leases of $132,331 in 2004 (2003—$137,421; 2002—$114,360).
In 2004, the Company wrote-off property and equipment with a net book value of $38,575 (2003—$382,869; 2002—$114,988).
4. Intangible assets:

		Accumulated	Net book
2004	Cost	amortization	value

Customer contracts and relationships	$7,857,732	$1,170,910	$6,686,822
Acquired technology	1,521,566	31,699	1,489,867
Acquired software	209,684	63,388	146,296
License	349,844	14,576	335,268

	$9,938,826	$1,280,573	$8,658,253

In July 2004, the Company acquired from OpenMFG LLC a perpetual license to the unrestricted use of the OpenMFG product, including client and server source code materials, database schemas and testing and supporting databases. The total cash consideration for the acquisition, including acquisition costs, was $349,844 (US$262,646).
The net book value of the customer contracts and relationships is net of foreign exchange adjustments of $110,359.

		Accumulated	Net book
2003	Cost	amortization	value

Customer contracts and relationships	$4,890,448	$349,320	$4,541,128
Acquired software	209,684	4,876	204,808

	$5,100,132	$354,196	$4,745,936

In August 2003, the Company acquired the AMXW migration software from Neartek Inc. for a cash consideration of $209,684 (US$150,000). This product allows customers to migrate from existing legacy platforms to open system environments.

5. Goodwill:
Goodwill relates to the following reporting units:

	2004	2003	2002

ECS	$12,033,555	$12,402,860	$—
PSI	8,257,431	—	—

	$20,290,986	$12,402,860	$—

Changes in the goodwill balances were as follows:

	2004	2003	2002

Balance, beginning of year	$12,402,860	$—	$—
Acquisition of ECS	—	12,402,860	—
Acquisition of PSI	8,667,185	—	—
Fair value adjustments—ECS	(369,305)	—	—
Change due to foreign exchange	(409,754)	—	—

	$20,290,986	$12,402,860	$—

During the year ended September 30, 2004, the Company reduced the cost of the ECS acquisition by $369,305 for certain liabilities assumed at date of acquisition that were not expended by the Company.
6. Credit facilities:
The Company has a demand operating facility for up to $1.5 million based on qualifying accounts receivable and bears interest at a rate of prime plus 1.5%. The facility is secured by a general security agreement granting the lender a first charge on the major assets and undertakings of the Company. The Company had no amounts outstanding under its credit facility as at September 30, 2004, 2003 and 2002.
ECS has a demand operating facility for up to US$3 million based on qualifying accounts receivable and bears interest at a rate that is the greater of 5.50% or US prime plus 1.50%. The facility is secured by a general security agreement granting the lender a first charge on the assets of ECS. As at September 30, 2004 and 2003, ECS had no amounts outstanding under its credit facility.
PSI has a demand operating facility for up to US$2 million based on qualifying accounts receivable and bears interest at a rate of US prime plus 2.25%. The facility is secured by a general security agreement granting the lender a first charge on the assets of PSI. As at September 30, 2004, PSI had no amounts outstanding under its credit facility.

7. Long-term deferred revenue:
Long-term deferred revenue includes the following:

	2004	2003	2002

Deferred revenue	$8,427,178	$4,021,322	$3,250,455
Unamortized lease inducements	56,393	140,982	208,978

	$8,483,571	$4,162,304	$3,459,433
Less current portion of:
Deferred revenue	(8,296,686)	(3,672,617)	(3,250,455)
Unamortized lease inducements	(56,393)	(84,589)	(78,367)

	(8,353,079)	(3,757,206)	(3,328,822)

	$130,492	$405,098	$130,611

8. Obligations under capital leases:

	2004	2003	2002

2003	$—	$—	$141,393
2004	—	137,793	88,883
2005	190,222	83,758	34,313
2006	120,213	13,748	—
2007	82,651	—	—
2008	35,119	—	—

Total minimum lease payments	428,205	235,299	264,589
Less amount representing interest at rates ranging from 5% to 13%	50,550	26,308	27,454
Present value of net minimum capital lease payments	377,655	208,991	237,135

Less current portion of obligations under capital leases	(162,130)	(122,769)	(121,839)
	$215,525	$86,222	$115,296

Interest of $29,614 (2003—$28,252; 2002—$38,924) relating to capital lease obligations has been included in “financial and other” in the consolidated statements of earnings.
9. Share capital:
(a) Authorized:
An unlimited number of voting common shares.
An unlimited number of non-voting preferred shares issuable in series.

(b) Issued and outstanding:

	2004		2003		2002

	Number of		Number of		Number of
	shares	Amount	shares	Amount	shares	Amount

Common shares, issued and outstanding:
Balance, beginning of year	29,836,948	$44,437,733	17,260,552	$27,894,173	8,863,377	$22,964,223

Common shares issued on private placement, net of share issue costs of nil (2003—$1,015,265; 2002—$119,206)	224,611	660,850	12,500,000	16,484,735	8,333,333	4,880,794
Common shares issued on options exercised	553,824	429,185	76,396	58,825	63,842	49,156

	30,615,383	$45,527,768	29,836,948	$44,437,733	17,260,552	$27,894,173

On July 26, 2004, the Company issued 224,611 common shares under a private placement agreement for gross proceeds of $660,850 (US$500,000).
On March 20, 2003, the Company completed a private placement for gross proceeds of $17.5 million. The funds were held in escrow pending the completion of the acquisition described in note 2(c). Upon closing of the transaction on April 17, 2003, the funds were released and the Company issued 12.5 million common shares.
On April 24, 2002, the Company issued 8,333,333 units (“the Units”) for aggregate proceeds of $5 million. Each Unit consisted of one common share and one-half of one common share purchase warrant. The warrants, which have a four year term, entitle the holders to acquire in equal tranches one common share at prices of $1.00, $1.50, and $2.00, resulting in maximum subscription proceeds to the Company of $6.25 million if fully exercised.
(c) Employee stock option plan:
The Company has a Stock Option Plan (the “plan”) under which options may be granted to certain directors, officers, employees and service providers to purchase common shares at a price fixed by the Board of Directors of the plan, but which is not less than the current market price of the Company’s shares at the time the option is granted. In general, options vest over a three year period from the date of grant and expire five years after the grant date. During fiscal 2004, the shareholders of the Company approved an amendment to the plan to increase the number of shares available for options from 1,773,675 to 3,673,675. The maximum number of shares available for issuance to any one individual is to be no more than 5% of the issued and outstanding shares of the Company. Option agreements under the plan, which must be approved by the Board of Directors, include non-competition and confidentiality provisions in favor of the Company.

Changes in outstanding options for the past three fiscal years are as follows:

	2004		2003		2002

	Common	Weighted	Common	Weighted	Common	Weighted
	shares	average	shares	average	shares	average
	under	price per	under	price per	under	price per
	options	share	options	share	options	share

Options outstanding at beginning of year	1,595,492	$1.17	1,101,553	$0.71	944,880	$0.97
Cancelled or expired	—	—	(10,999)	0.77	(224,152)	1.61
Exercised	(553,824)	0.78	(76,396)	0.77	(63,842)	0.77
Granted	814,500	2.63	581,334	1.97	444,667	0.63
Options outstanding at end of year	1,856,168	$1.93	1,595,492	$1.17	1,101,553	$0.71
Options exercisable at end of year	643,225	$0.99	997,417	$0.72	746,923	$0.74

Options outstanding at September 30, 2004 are exercisable at the following prices:

	Exercise	Weighted average	Number
Number outstanding	price per	remaining contractual	exercisable as of
as of September 30, 2004	share	life in years	September 30, 2004

400,000	$0.60	2.36	400,000
40,667	0.77	0.74	40,667
24,667	1.05	0.56	24,667
43,334	1.36	1.15	27,223
380,000	1.88	3.60	110,834
293,500	2.20	4.04	—
153,000	2.40	3.83	39,834
396,000	2.85	4.96	—
125,000	2.95	4.81	—
1,856,168	$1.93	3.63	643,225

(d) Warrants:
Warrants outstanding at September 30, 2004 are as follows:

Number outstanding	Exercise price
as of September 30, 2004	per warrant	Expiry

1,388,889	$1.00	April 24, 2006
1,388,889	1.50	April 24, 2006
1,388,889	2.00	April 24, 2006
4,166,667	$1.50

10. Commitments:
(a) Operating leases:
The Company is committed to minimum annual payments under operating leases for office space and office equipment approximately as follows:

2005	$1,700,000
2006	1,425,000
2007	1,125,000
2008	254,000
2009	247,000
2010	144,000

$4,895,000

(b) Royalty commitment:
The Company is committed to pay royalties under an asset purchase agreement with Neartek Inc. (see note 4) based on the revenues generated by the software acquired. For the period until March 31, 2004, a royalty of 25% is due on software sales and 10% is due on support revenue in excess of US$100,000. From the period of April 1, 2004, to March 31, 2007, a royalty of 10% is due on software sales and 10% is due on support revenues in excess of US$100,000. For the year ended September 30, 2004, royalties paid and payable under the agreement were $105,609 (2003—nil).
In addition, under the agreement with OpenMFG LLC (see note 4), the Company is committed to pay a percentage of revenues received from certain customers during the period to July 2006.
(c) Guarantees:
The Company has pledged the shares of PSI as collateral for its obligation to settle the contingent consideration under the share purchase agreement described in note 2(b).
11. Research tax credits:
Research tax credits earned consists of the following:

	2004	2003	2002

Quebec wage credits:
Current	$200,000	$201,000	$300,000
Recognition of tax credits from prior years	—	280,609	546,658
Federal:
Tax credits utilized in the current year to reduce income taxes payable	279,000	822,000	—
Recognition of tax credits from prior years	186,000	2,000,000	—

	$665,000	$3,303,609	$846,658

In 2004, the Company recorded previously unrecognized research tax credits relating to prior taxation years in the amount of $186,000 (2003—$280,609 and $2,000,000; 2002—$546,658).

The Company determined that there was reasonable assurance that these credits would be realized in accordance with the Company’s accounting policy detailed in note 1(k).
12. Special charges:
(a) The Company recorded a restructuring charge in fiscal 2002 in the amount of $653,094, which consisted primarily of severance payments, lease exit and related costs. As at September 30, 2004, there was no remaining provision associated with this charge included in accounts payable and accrued liabilities on the consolidated balance sheets (2003—nil; 2002—$101,000).
(b) During fiscal 2001, the Company recorded a charge related primarily to the write-down of certain leasehold improvements and other property, the provision for lease costs relating to leased property that is no longer being used by the Company, and the reversal of the excess amount accrued for the settlement of the California sales tax issue. As at September 30, 2004, the remaining provision associated with this charge amounted to $166,488 (2003—$416,233; 2002—$768,812), of which nil (2003—$166,488; 2002—$480,508) is included in long-term accrued liabilities and $166,488 (2003—$249,745; 2002—$288,304) is included in accounts payable and accrued liabilities on the consolidated balance sheets.
(c) In fiscal 1998, the Company recorded a charge of $2,936,009, relating primarily to long-term severance payments in connection with costs associated with restructuring the Company’s operations. As at September 30, 2004, the remaining provision associated with this charge amounted to nil (2003—$177,831; 2002—$400,053), of which nil (2003—$177,831; 2002—$222,221) is included in accounts payable and accrued liabilities and nil (2003—nil; 2002—$177,830) is included in long-term accrued liabilities on the consolidated balance sheets.
13. Income taxes:
(a) The income tax provision reported differs from the amount computed by applying the combined Canadian federal and provincial rate to earnings before income taxes. The reasons for the difference and the related tax effects are as follows:

	2004	2003	2002

Earnings before income taxes	$7,418,728	$7,212,061	$3,374,574
Expected rate	31.6%	33.6%	35.6%
Expected tax	2,344,318	2,423,252	1,201,348
Adjustments:
Reduction due to utilization of losses carried forward and other unclaimed deductions	(151,182)	(132,573)	(1,201,348)
Difference in tax rates in different jurisdictions	223,061	20,853
Foreign exchange	(480,410)	468,373
Change in valuation allowance	632,211	(1,592,405)	—
Effect of permanent and other differences	(224,773)	(369,382)	—

Income tax expense	$2,343,225	$818,118	$—

(b) Future income taxes reflect the net effects of temporary differences between the carrying values of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s future tax position at September 30 are as follows:

	2004	2003

Future tax assets:
Loss carryforwards	$4,510,000	$4,640,000
Research and development expenditures	2,309,000	2,548,000
Restructuring and other reserves	1,007,000	608,000
Intangible assets	—	251,000
Share issue costs	204,000	275,000
Foreign exchange	409,000	103,000
Other	—	104,000

	8,439,000	8,529,000
Less: valuation allowance	(5,725,013)	(6,248,696)

	2,713,987	2,280,304

Future tax liabilities:
Property and equipment	64,000	123,000
Intangible assets	480,000	—
Research tax credits	785,000	898,000
Prepaid expenses	439,000	514,000

	1,768,000	1,535,000

Net future tax asset	$945,987	$745,304

In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future income tax assets will not be realized. The ultimate realization of future income tax assets is dependent upon the generation of future taxable income and tax planning strategies.
The Company recorded a future income tax asset in the amount of approximately $1.3 million as an identifiable asset in allocating the cost of the PSI purchase at date of acquisition for previously unrecognized loss carryforwards that were more likely than not of being realized as a result of the acquisition.
(c) The Company has accumulated non-capital losses for income tax purposes, principally in its foreign subsidiaries, of approximately $9,876,000 available to reduce taxable income of future years for which no benefit has been recognized in the accounts. Certain losses are subject to annual limitations in reducing foreign taxable income. These losses expire as follows:

2006	$741,000
2007	329,000
2010	924,000
2011	814,000
2018	4,006,000
2019	1,193,000
Indefinitely	1,869,000

$9,876,000

(d) The Company has accumulated scientific research and experimental development expenditures of $9,000,000 in Canada available to reduce future federal taxable income for which no benefit has been recognized in the accounts.
14. Earnings per share:
(a) Basic and diluted earnings per share:
The reconciliation between basic and diluted earnings per share is as follows:

	2004	2003	2002

Basic:
Basic weighted average number of common shares outstanding	30,255,315	23,528,399	12,525,347
Basic earnings per share	$0.17	$0.27	$0.27
Diluted:
Basic weighted average number of common shares outstanding	30,255,315	23,528,399	12,525,347
Add impact of stock options and warrants	2,646,897	1,511,753	446,033
Diluted common shares	32,902,212	25,040,152	12,971,380
Diluted earnings per share	$0.15	$0.26	$0.26

(b) Stock-based compensation:
As per CICA Handbook Section 3870, pro forma information regarding net earnings and earnings per share is required and has been determined as if the Company had accounted for its employee stock options granted after October 1, 2002, under the fair value method. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

	2004	2003

Risk-free interest rate	3.72%	4.71%
Expected volatility	35.47%	51.11%
Expected life in years	4.00	3.83
Expected dividend yield	nil	nil

Dividend yield was excluded from the calculation since it is the present policy of the Company to retain all earnings to finance operations.
For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options’ vesting periods. Had the fair value method been used to account for the employee options granted during the period, net earnings and earnings per share would have been:

	2004	2003

Reported net earnings	$5,075,503	$6,393,943
Pro forma adjustments to compensation expense	(215,100)	(63,000)
Pro forma net earnings	$4,860,403	$6,330,943

	2004	2003

Pro forma earnings per share
Basic	$0.16	$0.27
Diluted	$0.15	$0.25

The following table summarizes the weighted average grant-date fair value per share of options granted during the year ended September 30:

	2004	2003

Number of options granted (issued at market)	814,500	581,334
Weighted average grant-date fair value per share	$0.86	$0.84

15. Segmented and related information:
(a) Business segments:
The Company has three reportable segments: Enterprise Application Solutions (EAS), Speedware Development and Analytics Tools (DAT) and Corporate. The EAS segment offers complete enterprise resource planning solutions specifically targeted to the building materials and distribution markets. The DAT segment offers industry-specific business intelligence solutions, application development technology and HP e3000 migration solutions. The Corporate segment is responsible for the Company’s financial and corporate direction, and also includes general expenses which cannot be directly attributed to a specific segment.
Financial information relating to business segments is as follows:

2004	EAS	DAT	Corporate	Total

Revenues	$33,367,057	$10,997,134	$—	$44,364,191
Interest revenue	1,293	76,612	20,828	98,733
Interest expense	15,268	18,478	—	33,746
Other income	—	—	140,747	140,747
Amortization of property and equipment	853,370	309,394	—	1,162,764
Amortization of intangible assets	811,710	118,613	—	930,323
Net earnings (loss)	3,914,049	2,836,629	(1,675,175)	5,075,503
Total assets	43,042,314	15,138,194	33,321	58,213,829
Capital expenditures	405,365	212,818	—	618,183
Business and other acquisitions	14,584,422	2,835,551	—	17,419,973

2003	EAS	DAT	Corporate	Total

Revenues	$13,395,300	$12,254,716	$—	$25,650,016
Interest revenue	—	63,855	31,745	68,600
Interest expense	32,275	44,512	—	76,787
Other income	—	—	457,526	457,526
Amortization of property and equipment	395,641	313,348	—	708,989
Amortization of intangible assets	349,320	4,876	—	354,196
Net earnings (loss)	1,254,589	5,921,189	(781,835)	6,393,943
Total assets	23,852,714	15,075,349	1,347,046	40,275,109
Capital expenditures	66,899	214,822	—	281,721
Business and other acquisitions	17,321,852	209,684	—	17,531,536

2002	EAS	DAT	Corporate	Total

Revenues	$—	$14,428,546	$—	$14,428,546
Interest revenue	—	30,388	—	30,388
Interest expense	—	46,944	—	46,944
Amortization of property and equipment	—	303,728	—	303,728
Net earnings (loss)	—	4,213,328	(838,754)	3,374,574
Total assets	—	7,957,498	5,978,401	13,935,899
Capital expenditures	—	367,144	—	367,144

(b) Geographic information:

	2004	2003	2002

Revenues:
Canada	$1,463,910	$2,323,614	$2,979,932
United States	40,465,248	20,701,936	9,803,184
Europe	1,992,435	2,624,466	1,645,430
Other	442,598	—	—

	$44,364,191	$25,650,016	$14,428,546
Property, equipment, goodwill and intangible assets:
Canada	$911,541	$718,897	$983,832
United States	30,113,648	18,488,925	—
Europe	—	2,584	18,342

	$31,025,189	$19,210,406	$1,002,174

(c) Information about major customers:
No one customer represented greater than 10% of total revenues for 2004, 2003 or 2002.
16. Related party transactions:
Included in “selling, general and administrative” expenses on the consolidated statements of earnings are consulting services and incentive payments to shareholders in the amount of $384,331 (2003—$228,148; 2002—$20,833), of which $166,026 is included in accounts payable and accrued liabilities at September 30, 2004. The transactions are recorded at the exchange amount, which is the consideration agreed to by the parties.
17. Supplementary information:
(a) Amortization consists of the following:

	2004	2003	2002

Amortization of property and equipment	$1,162,764	$708,989	$303,728
Amortization of customer contracts and customer relationships	825,536	349,320	—
Amortization of acquired technology	31,699	—	—
Amortization of acquired software	58,512	4,876	—
Amortization of license	14,576	—	—

	$2,093,087	$1,063,185	$303,728

(b) Financial and other consists of the following:

	2004	2003	2002

Gain on sale of marketable securities	$(140,747)	$(457,526)	$—
Interest revenue	(98,733)	(68,600)	(30,388)
Interest expense	33,746	76,787	46,944
Bank charges	92,884	28,211	32,141
Other	51,655	6,204	32,631

	$(61,195)	$(414,924)	$81,328

(c) Change in operating assets and liabilities:

	2004	2003	2002

Accounts receivable	$(3,296,185)	$772,969	$1,052,721
Research tax credits receivable	—	99,000	733,356
Inventories	(193,348)	(13,211)	—
Prepaid expenses, deposits and supplies	(454,243)	320,530	51,739
Long-term prepaid expenses	187,836	(308,376)	—
Accounts payable and accrued liabilities	2,523,446	(1,730,166)	(803,831)
Income taxes payable	1,480,428	—	—
Deferred revenue	2,838,292	(1,410,105)	(427,278)
Long-term deferred revenue	(261,489)	284,532	(82,239)
Long-term accrued liabilities	(166,488)	(491,850)	(473,721)

	$2,658,249	$(2,476,677)	$50,747

(d)	The amount of allowance for doubtful accounts included in accounts receivable is as follows:

2004	$901,166
2003	1,170,971
2002	638,404

18. Financial instruments:
(a) Foreign currency risk management:
A substantial portion of the Company’s revenues is denominated in currencies other than Canadian dollars. This results in financial risk due to fluctuations in the value of the Canadian dollar relative to those foreign currencies. For the most part, this exposure is reduced to the extent that the Company incurs payroll and other operating expenses in the local currencies of the countries in which the Company has operations. The Company does not use derivative financial instruments to reduce its foreign exchange exposure. Fluctuations in payments made for the Company’s products and services could cause unanticipated fluctuations in the Company’s operating results.
(b) Credit risk:
Credit risk results from the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, marketable securities and accounts receivable.
Cash and marketable securities are maintained with high-credit quality financial institutions.
Concentration of credit risk with respect to accounts receivable is limited due to the Company’s credit evaluation process, the large number of customers comprising the Company’s customer base and their dispersion among many different industries and geographical locations.
In the normal course of business, the Company evaluates the financial condition of its customers on a continuing basis and reviews the credit worthiness of all new customers.

Allowances are maintained for potential credit losses consistent with the credit risk, historical trends, general economic conditions and other information.
(c) Fair value disclosures:
Fair value estimates are made as of a specific point in time using available information about the financial instrument. These estimates are subjective in nature and often cannot be determined with precision.
The carrying values of the Company’s short-term financial assets and liabilities, including marketable securities, approximate their fair values due to the relatively short periods to maturity of these instruments. The carrying values of the obligations under capital lease approximate fair value.
(d) Interest rate risk:
The Company is not exposed to significant interest rate risk because its financial instruments bear interest at a fixed rate.

Cash and cash equivalents	Fixed interest rate
Obligations under capital leases	Fixed interest rate

19. Comparative figures:
Certain of the comparative figures have been reclassified to conform to the presentation adopted in the current year.
20. Subsequent event:
Under the terms of an agreement signed January 24, 2005, a subsidiary of Activant Solutions Inc. (Activant), a Texas-based ERP solutions provider, will, subject to certain conditions, make a tender offer to purchase all of the issued and outstanding common shares of the Company, including all common shares issuable upon exercise of currently outstanding options and warrants, for CA$3.91 per share in cash. The offer, which is subject to customary closing conditions, including the tendering of at least 66 2/3% of the common shares outstanding on a fully diluted basis, is expected to close by March 31, 2005.
Under the terms of the agreement, the Company is required to deliver financial statements to Activant reconciling the Company’s financial statements to accounting principles generally accepted in the United States. The reconciliation is as follows:
The consolidated financial statements of the Company are expressed in Canadian dollars and are prepared in accordance with Canadian generally accepted accounting principles (GAAP),

which conform, in all material respects, with those generally accepted in the United States except as described below:
Consolidated statements of earnings:

	2004	2003	2002

Net earnings in accordance with Canadian GAAP	$5,075,503	$6,393,943	$3,374,574
Adjustments for:
Stock-based compensation(a)	(215,394)	(208,151)	(91,103)
Net earnings in accordance with US GAAP	$4,860,109	$6,185,792	$3,283,471
Earnings per share—US GAAP
Basic	$0.16	$0.26	$0.26
Diluted	$0.15	$0.25	$0.25

Consolidated statements of comprehensive income:

	2004	2003	2002

Net earnings in accordance with US GAAP	$4,860,109	$6,185,792	$3,283,471
Adjustments for:
Cumulative translation adjustments(b)	(701,113)	—	—
Unrealized loss on available for sale securities, net of taxes of $2,097(c)	10,614	(10,614)	—

Comprehensive income in accordance with US GAAP	$4,169,610	$6,175,178	$3,283,471

Consolidated statements of shareholders’ equity:

	2004	2003	2002

Shareholders’ equity in accordance with Canadian GAAP	$34,998,601	$29,534,176	$6,596,673
Adjustments for:
Stock-based compensation(a)	—	—	—
Accumulated other comprehensive income(c)	—	(10,614)	—

Shareholder’s equity in accordance with US GAAP	$34,998,601	$29,523,562	$6,596,673

(a) Stock-based compensation:
The Company uses the settlement method to account for stock-based compensation as permitted by Canadian GAAP. Under this method, no compensation expense is recorded when stock options are granted to employees. Under US GAAP, as prescribed by APB Opinion No. 25, the intrinsic value based method may be used. Under this method, no compensation expense is recorded as long as the exercise price was not less than market price on the date of grant. However, the Company repriced certain outstanding stock options during fiscal 2001. Under US GAAP, these options would have to be accounted for as variable from the date of the change to the date they are exercised, cancelled or expire.

The change in net earnings for the compensation expense each year results in a credit to additional paid-in capital. Consequently, these adjustments offset one another in the reconciliation of shareholders’ equity.
(b) Foreign currency translation adjustments:
Comprehensive income consists of net earnings and all other changes in shareholders’equity that do not result from transactions with shareholders. This amount consists of foreign currency translation adjustments which result from the process of translating the financial statements of foreign subsidiaries.
(c) Unrealized loss on available for sale securities:
Under Canadian GAAP, marketable securities are accounted for at the lower of cost and market. Under US GAAP, these securities are classified as “available for sale” and are carried at market value with unrealized gains or losses reflected as a separate component of shareholders’ equity and included in comprehensive income.